EXHIBIT 99.1

Marvell Technology Group Ltd. Provides Update Regarding
NASDAQ Listing Status

Santa Clara, California (June 26, 2007) — Marvell Technology Group Ltd. (NASDAQ: MRVL), today announced that, on June 25, 2007, it received a letter from the Board of Directors of the NASDAQ Stock Market (the “Nasdaq Board”) informing the Company that the Nasdaq Board had called the previously disclosed decision of the NASDAQ Listing and Hearing Review Council (the “Listing Council”) for review.  In its decision, the Listing Council had determined to suspend the Company’s securities from trading on June 28, 2007, if the Company did not come into compliance with the continued listing requirements of the NASDAQ Global Select Market by June 26, 2007.  The Nasdaq Board has now determined to stay this decision to suspend the Company’s securities from trading pending further consideration by the Nasdaq Board in July 2007.  The Company’s securities will remain listed on the NASDAQ Global Select Market during the review by the Nasdaq Board.  The Company continues to work diligently to complete and file its required filings with the Securities and Exchange Commission as soon as practicable. There can be no assurance that the Nasdaq Board review will be favorable to the Company or that the Company will remain listed on the NASDAQ Global Select Market.

About Marvell

Marvell (NASDAQ: MRVL) is a leader in storage, communications and consumer silicon solutions.  The Company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking.  As used in this release, the terms “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), RADLAN Computer Communications Ltd., and Marvell Semiconductor Germany GmbH.  MSI is headquartered in Santa Clara, Calif., and designs, develops and markets products on behalf of MIL and MAPL.  MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.  These statements are not guarantees of results and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, the Company’s expectations regarding the continued listing of the Company’s shares on NASDAQ, pending review by the Nasdaq Board.  For other factors that could cause Marvell’s results to vary from expectations, please see the sections titled “Risk Factors” in Marvell’s Form 10-K and Forms 10-Q filed with the Securities and Exchange Commission.  Marvell undertakes no obligation to revise or update publicly any forward-looking information.

Marvell® and the Marvell logo are trademarks of Marvell.